Exhibit 99.1

OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

Dresser, Inc.

Offer to Purchase for Cash Any and All of Its

Outstanding 9 3/8% Senior Subordinated Notes due 2011

(CUSIP No. 26157VAB3, ISIN US26157VAB36)

and

Solicitation of Consents to Proposed Amendments to the Related Indenture

THE OFFER TO PURCHASE THE 9 3/8% SENIOR SUBORDINATED NOTES DUE 2011 WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 23, 2006, UNLESS EXTENDED OR EARLIER TERMINATED AT THE COMPANY’S SOLE DISCRETION (SUCH TIME AND DATE AS MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). THE SOLICITATION OF CONSENTS TO CERTAIN PROPOSED AMENDMENTS TO CERTAIN PROVISIONS OF THE INDENTURE (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 6, 2006, UNLESS EXTENDED OR EARLIER TERMINATED AT THE COMPANY’S SOLE DISCRETION (SUCH TIME AND DATE AS MAY BE EXTENDED OR EARLIER TERMINATED, THE “EARLY TENDER DATE”). SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, YOU WILL BE ENTITLED TO RECEIVE THE PURCHASE PRICE (AS DEFINED HEREIN) IF YOU VALIDLY TENDER YOUR NOTES (AND DO NOT VALIDLY WITHDRAW TENDERED NOTES) ON OR BEFORE THE EXPIRATION DATE. SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, YOU WILL BE ENTITLED TO RECEIVE THE TOTAL CONSIDERATION (AS DEFINED HEREIN) ONLY IF YOU VALIDLY TENDER YOUR NOTES AND DELIVER CONSENTS (AND DO NOT VALIDLY WITHDRAW TENDERED NOTES OR REVOKE DELIVERED CONSENTS) ON OR BEFORE THE EARLY TENDER DATE.

Dresser, Inc., a Delaware corporation (the “Company”), hereby (i) offers to purchase (the “Tender Offer”) for cash any and all of its 9 3/8% Senior Subordinated Notes due 2011 (the “Notes”), and (ii) solicits the consent (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) of the Holders (as defined herein) of the Notes to certain Proposed Amendments (as defined herein) to the Indenture (as defined herein) relating to the Notes. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (this “Offer to Purchase”) and in the related Consent and Letter of Transmittal (the “Consent and Letter of Transmittal” and together with this Offer to Purchase, the “Offer Documents”).

The consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer Documents shall be $1,048.13 (the “Total Consideration”) plus accrued and unpaid interest on such $1,000 principal amount of Notes up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”). The Total Consideration includes a consent payment of $20.00 per $1,000 principal amount of Notes (the “Consent Payment”) payable to Holders that validly tender, and do not validly withdraw, their Notes and deliver, and do not validly revoke, their Consents (as defined herein) on or prior to the Early Tender Date. Subject to the conditions set forth in this Offer to Purchase, Holders that validly tender their Notes after the Early Tender Date and on or prior to the Expiration Date will receive the Total Consideration less the Consent Payment (the “Purchase Price”). The Offer will expire on the Expiration Date. Holders must tender their Notes and deliver their Consents at or prior to the Early Tender Date in order to receive the Total Consideration. The Company has the ability to redeem the Notes pursuant to their terms at a redemption price of $1,046.88 plus accrued and unpaid interest to the applicable redemption date until April 15, 2007, at which point the redemption price will be reduced pursuant to the terms of the Notes.

CUSIP No./ISIN	Outstanding Aggregate Principal Amount	Note Description	Redemption Date	Redemption Price	Total Consideration[1]	Consent Payment
26157VAB3 US26157VAB36	$550,000,000	9 3/8% Senior Subordinated Notes due 2011	Currently Callable	$1,046.88	$1,048.13	$20.00

[1]	Total Consideration includes the Purchase Price plus the Consent Payment, as each term is defined above, payable only to Holders that validly tender, and do not validly withdraw, their Notes and deliver, and do not validly revoke, their Consents on or prior to the Early Tender Date.

None of the Company, its board of directors, affiliates, the Dealer Manager, the Information Agent or the Depositary is making any recommendation in connection with the Offer.

The Dealer Manager and Solicitation Agent (the “Dealer Manager”) for the Offer is:

Morgan Stanley

September 25, 2006

Persons who are Holders must validly deliver (and not withdraw) Consents prior to the Early Tender Date in order to receive the Consent Payment. Tenders of Notes may be withdrawn at any time on or prior to the time and date (the “Amendment Date”) that the Trustee receives an Officer’s Certificate (as defined in the Indenture) certifying that the Company has received duly delivered Consents to the Proposed Amendments from the Holders of at least a majority of the principal amount of Notes then Outstanding (as defined herein).

Notes purchased pursuant to the Offer Documents will be paid for in immediately available funds promptly after the expiration of the Offer and satisfaction of the conditions described herein. Neither the Company nor the Dealer Manager makes any recommendation as to whether or not Holders should tender their Notes pursuant to the Offer Documents. Holders of Notes who tender their Notes in the Offer must also deliver a Consent to the Proposed Amendments, and Holders may not deliver Consents without also tendering their Notes in the Offer.

The Offer is conditioned upon, among other things, the satisfaction or waiver of each of the Supplemental Indenture Condition, the Refinancing Condition and the Financing Condition, each of which are defined and described in more detail below.

The Depositary and the Information Agent for the Offer is MacKenzie Partners, Inc.

CERTAIN MATTERS RELATING TO THE OFFER

The Notes are governed by an indenture dated as of April 10, 2001 (as amended and supplemented, the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as successor to State Street Bank and Trust Company (the “Trustee”). In conjunction with the Tender Offer, the Company (i) hereby solicits consents (the “Consents”) to certain amendments to certain provisions of the Indenture as described herein, which amendments would be contained in a supplemental indenture to the Indenture (the “Supplemental Indenture”) and (ii) subject to the terms and conditions set forth in this Offer to Purchase, hereby offers to pay each registered holder of any of the Notes (a “Holder” and collectively, “Holders”) who validly consents to the Proposed Amendments on or prior to the Early Tender Date, as part of the Total Consideration, an amount in cash equal to $20.00 per $1,000 principal amount of such Holder’s Notes for which Consents have been validly delivered and not validly revoked on or prior to the Early Tender Date. The principal purpose of the Consent Solicitation and the Proposed Amendments is to eliminate or modify substantially all of the restrictive covenants and certain other provisions contained in the Indenture so that any non-tendered Notes that remain Outstanding following the Tender Offer do not restrict the future financial and operating flexibility of the Company. If a Holder’s Notes are not validly tendered and the corresponding Consents are not validly delivered pursuant to the Offer on or prior to the Early Tender Date, or such Holder’s Notes are withdrawn and Consents are revoked and not properly retendered and redelivered on or prior to the Early Tender Date, such Holder will not receive a Consent Payment even though the Proposed Amendments would be effective as to each of such Holder’s Notes not purchased in the Offer. See “Proposed Amendments.”

Holders who tender their Notes in the Offer must also deliver a corresponding Consent to the Proposed Amendments. Holders may not deliver Consents without also tendering their Notes in the Offer. Holders may not revoke Consents previously delivered without also withdrawing from the Offer the previously tendered Notes to which such Consents related.

The Company will pay, if the Requisite Consents (as defined herein) have been received by the Company and all other conditions have been satisfied, the Total Consideration to Holders who validly tender their Notes and deliver their Consents (and do not withdraw such tender and delivery) on or prior to the Early Tender Date. The Company will not, however, pay Consent Payments for Consents that are delivered subsequent to the Early Tender Date. Therefore, Holders who validly tender their Notes after the Early Tender Date (and do not withdraw such tender) will be paid only the Purchase Price. Payment of the Total Consideration or the Purchase Price, as the case may be, shall be made promptly (the “Payment Date”) following the date that the Company accepts for payment all Notes that are validly tendered (and not withdrawn) on or prior to the Expiration Date (the date of such acceptance being hereinafter referred to as the “Acceptance Date”). The Company will publicly announce the results of the Offer, including, if applicable, that the Requisite Consents have been received, by press release to the Dow Jones News Service or Business Wire.

The Company and the Trustee are expected to execute the Supplemental Indenture in respect of the Notes on or promptly following the Amendment Date. The Supplemental Indenture will be executed and will become effective when executed. If the Offer is terminated or withdrawn, or any condition of the Offer is not satisfied or waived by the Company, the Proposed Amendments will not become operative and will have no impact on the Notes or the Holders. See “Terms of the Offer — Conditions to the Offer” and “Proposed Amendments.”

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The term “Requisite Consents” means Consents from the Holders of at least a majority of the principal amount of Notes then Outstanding. The term “Outstanding” means, as of the date of determination, all Notes authenticated and delivered under the Indenture except Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation; provided, however, that in determining whether the Requisite Consents have been received and the Supplemental Indenture Condition (as defined herein) has been satisfied, Notes owned by the Company or by any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be Outstanding.

If the Requisite Consents are received and the Proposed Amendments become operative, all such Proposed Amendments will be binding on all non-tendering Holders. Notes that are not tendered and accepted for payment pursuant to the Offer will remain obligations of the Company.

See “Certain Considerations” and “Certain U.S. Federal Income Tax Consequences” for discussions of certain factors that should be considered in evaluating the Offer. Also see “Proposed Amendments” for information regarding the Proposed Amendments and the effects the Proposed Amendments will have if adopted.

The Company’s obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Offer is conditioned upon, among other things (i) the execution by the Trustee and the Company of the Supplemental Indenture implementing the Proposed Amendments following receipt of the Requisite Consents (the “Supplemental Indenture Condition”), (ii) the prior or substantially simultaneous consummation by the Company of the refinancing (the “Refinancing” and, as a condition to the Offer, the “Refinancing Condition”) of the Company’s existing senior secured credit facility and senior unsecured term loan, and (iii) available borrowings from the Refinancing being sufficient to pay the amount required to be paid on the Payment Date to the Holders that tender their Notes (the “Financing Condition”). See “Terms of the Offer — Conditions to the Offer.”

Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders. Subject to applicable securities laws and the terms set forth in the Offer Documents, the Company reserves the right, in its sole discretion, (i) to terminate the Offer, (ii) to waive, in whole or in part, any and all of the unsatisfied conditions to the Offer, (iii) to extend the Offer or (iv) to amend the Offer or the Offer Documents in any respect.

IMPORTANT INFORMATION

Only Holders are entitled to tender Notes and deliver Consents. Consequently, any beneficial owner with Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee (collectively, a “Custodian”) must contact that Custodian if such beneficial owner desires to tender those Notes and deliver Consents with respect to the Notes so tendered.

Any Holder or beneficial owner desiring to tender Notes pursuant to this Offer to Purchase and deliver Consents pursuant to the Consent Solicitation should either (a) in the case of a beneficial owner whose Notes are held in book entry form, request such beneficial owner’s Custodian to effect the transaction for such beneficial owner, or (b) in the case of a Holder who holds physical certificates evidencing such Notes, (i) complete and sign the Consent and Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions set forth therein, (ii) have the signature thereon guaranteed (if required by Instruction 5 of the Consent and Letter of Transmittal), and (iii) mail or deliver that manually signed Consent and Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents to the Depositary.

The Depositary and The Depository Trust Company (“DTC”) have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Tender Offer and deliver their Consents by causing DTC to transfer their Notes and indicate delivery of their Consents to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or prior to the Early Tender Date or the Expiration Date must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on those respective dates. See “Terms of the Offer — Procedure for Tendering Notes and Delivery of Consents.”

THE OFFER TO PURCHASE AND THE CONSENT AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER.

No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in this Offer to Purchase (which includes the materials appended hereto) other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Information Agent or the Dealer Manager. This Offer to Purchase and the related documents do not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances in which such offer or the solicitation thereof is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase (which includes the materials appended hereto) nor any purchase of Notes shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information herein is correct as of any time subsequent to the date hereof.

THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS OF NOTES OR THE DELIVERY OF CONSENTS BE ACCEPTED FROM, OR ON BEHALF OF, ANY HOLDER IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF SUCH OFFER OR SOLICITATION WOULD VIOLATE THE LAWS OF SUCH JURISDICTION.

INCORPORATION BY REFERENCE

The Company incorporates by reference the following documents:

•	the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

•	the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005.

•	the Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006, February 14, 2006, February 23, 2006, April 4, 2006, April 18, 2006, May 1, 2006, May 24, 2006, May 26, 2006, June 6, 2006, August 24, 2006, September 6, 2006 and September 12, 2006; provided, however, the Company does not incorporate by reference any information furnished under Item 7.01 (Regulation FD Disclosure).

All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Offer to Purchase and at or prior to the Expiration Date shall be deemed incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase from the date of filing of those documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that any subsequently filed document or report that is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

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TO HOLDERS OF 9 3/8% SENIOR SUBORDINATED NOTES DUE 2011

ISSUED BY DRESSER, INC.

This Offer to Purchase and the related Consent and Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

SUMMARY

The following summary is provided solely for the convenience of the Holders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and any amendments hereto. Holders are urged to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company:	Dresser, Inc.

The Purchaser:	Dresser, Inc.

The Notes:	9 3/8% Senior Subordinated Notes due 2011. The Notes are governed by an indenture dated as of April 10, 2001 (as amended and supplemented, the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as successor to State Street Bank and Trust Company (the “Trustee”).

The Tender Offer and the Consent Solicitation:	The Company is offering to purchase any and all of the Outstanding Notes at the prices set forth below, and the Company is also soliciting Consents to the Proposed Amendments.

Expiration Date:	The Expiration Date of the Offer shall be 11:59 p.m., New York City time, on October 23, 2006, unless extended or terminated earlier.

Early Tender Date:	The Consent Solicitation will expire at 5:00 p.m., New York City time, on October 6, 2006, if on such date the Company shall have received the Requisite Consents to the Proposed Amendments; if Requisite Consents have not been received by such date, the Early Tender Date may, at the option of the Company, be extended until Requisite Consents have been received. If extended, the Early Tender Date will be a fixed date at least five days prior to the Expiration Date.

Requisite Consents:	Duly executed and delivered (and not revoked) Consents to the Proposed Amendments from Holders representing at least a majority of the principal amount of the Notes then Outstanding.

Total Consideration for the Offer:	The Total Consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to this Offer to Purchase shall be a price equal to $1,048.13, payable to Holders that validly tender (and do not validly withdraw) their Notes and deliver (and do not validly revoke) their Consents on or prior to the Early Tender Date. In addition, each Holder will receive accrued and unpaid interest on such $1,000 principal amount of Notes up to, but not including, the Payment Date. The Total Consideration includes a Consent Payment of $20.00 per $1,000 principal amount of Notes payable to Holders that validly tender, and do not validly withdraw, their Notes and deliver, and do not validly revoke, their Consents on or prior to the Early Tender Date.

Purchase Price:	Holders that validly tender their Notes after the Early Tender Date and on or prior to the Expiration Date will receive the Total Consideration less the Consent Payment.

Acceptance Date:	The date the Company accepts the Notes for purchase pursuant to the Offer.

Payment Date:	The Payment Date shall be promptly after the Acceptance Date.

How to Tender Notes or Deliver Consents:	See “Terms of the Offer — Procedures for Tendering Notes and Delivering of Consents.” For further information, call the Information Agent or the Dealer Manager at the phone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank or trust company for assistance.

Withdrawal Rights:	Tenders of Notes may be withdrawn and Consents may be revoked at any time at or prior to 5:00 p.m., New York City time, on the Amendment Date by following the procedures described herein. A valid withdrawal of tendered Notes at or prior to 5:00 p.m., New York City time, on the Amendment Date will constitute the concurrent valid revocation of such Holder’s related Consent. In order for a Holder to revoke a Consent, such Holder must withdraw the tendered Notes. Tenders of Notes may not be withdrawn and Consents may not be revoked following the Amendment Date unless the Company decreases the principal amount of the Notes subject to the Offer or the amount of the Consent Payment. See “Terms of the Offer— Withdrawal of Tenders and Revocation of Consents.”

Purpose of the Offer:	The primary purpose of the Tender Offer is to acquire all Outstanding Notes. The principal purpose of the Consent Solicitation and the Proposed Amendments is to eliminate or modify certain restrictive covenants and other provisions contained in the Indenture so that any non-tendered Notes do not restrict the financial and operating flexibility of the Company following the Refinancing. See “The Refinancing” and “Purpose of the Offer.”

Proposed Amendments:	The Proposed Amendments, in substance, would:

(a) eliminate from the Indenture all provisions set forth in the sections of the Indenture entitled “Section 4.03 Reports to Holders,” “Section 4.04 Compliance Certificate,” “Section 4.05 Payment of Taxes and Other Claims,” “Section 4.07 Limitation on Restricted Payments,” “Section 4.08 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “Section 4.09 Limitation on Incurrence of Additional Indebtedness,” “Section 4.10 Limitation on Asset Sales,” “Section 4.11 Limitation on Transactions with Affiliates,” “Section 4.12 Limitation on Liens,” “Section 4.13 Conduct of Business,” “Section 4.14 Corporate Existence,” “Section 4.15 Offer to Repurchase Upon Change of Control,” “Section 4.16 No Senior Subordinated Debt,” “Section 4.17 Future Guarantees by Wholly Owned Domestic Restricted Subsidiaries,” “Section 4.18 Limitation on Issuance of Guarantees by Restricted Subsidiaries” and “Section 5.01 Merger, Consolidation and Sale of Assets.”

(b) amend the provisions of Section 6.01 of the Indenture entitled “Events of Default” to eliminate the following events from the definition of Events of Default: (i) failure by the Company to comply with the covenants that would be deleted by the proposed amendments; (ii) failure by the Company or any Restricted Subsidiary (as defined in the Indenture) to comply with any instrument evidencing Indebtedness (as defined in the Indenture) if that default (x) is caused by a failure to pay principal on any such Indebtedness when due and such failure continues for 20 days, or (y) results in the acceleration of such Indebtedness, which acceleration remains uncured and unrescinded for at least 20 days, and in any case such Indebtedness is $25,000,000 or more in the aggregate; and (iii) failure by the Company to pay any judgments or decrees aggregating in excess of $25,000,000 within 60 days following any such judgment or decree.

(c) delete certain defined terms and renumber provisions in the Indenture as is appropriate in light of the deletions and amendments described herein.

Certain Conditions Precedent to the Offer and the Solicitation:	Notwithstanding any other provision of the Offer (or any extensions or amendments thereof), the Offer is conditioned upon the satisfaction or the waiver of, among other things, (a) the Supplemental Indenture Condition, (b) the Refinancing Condition and (c) the Financing Condition. See “Terms of the Offer — Conditions to the Offer.”

Certain U.S. Federal Income Tax Considerations:	The receipt of cash for Notes generally will be a taxable transaction for U.S. federal income tax purposes. For a summary of the federal income tax consequences of the Offer, see “Certain U.S. Federal Income Tax Consequences.”

Brokerage Commissions:	No brokerage or other commissions are payable by Holders to the Dealer Manager, the Solicitation Agent, the Information Agent, the Depositary or the Company.

Dealer Manager and Solicitation Agent:	Morgan Stanley & Co. Incorporated

Information Agent:	MacKenzie Partners, Inc.

Depositary:	MacKenzie Partners, Inc.

Further Information:	Additional copies of this Offer to Purchase and the Consent and Letter of Transmittal may be obtained by contacting the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase.

INTRODUCTION

The Company is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, the Company has a comprehensive global presence, with approximately 6,500 employees and a sales presence in more than 100 countries worldwide.

THE REFINANCING

On September 5, 2006, the Company announced that it had received a financing commitment from Morgan Stanley Senior Funding, Inc. and Credit Suisse which provides, subject to certain conditions, for a new credit facility (the “New Credit Facility”), the proceeds of which will be used, among other things, to refinance the Company’s existing senior secured credit facility and senior unsecured term loan, to purchase the Notes, and for general corporate purposes. In connection with the consummation of the Refinancing, the Company desires to either repurchase all Outstanding Notes or to amend their terms to permit the refinancing to be consummated in accordance with its proposed terms. The Offer is conditioned upon, among other things, the satisfaction or waiver of the Supplemental Indenture Condition, the Refinancing Condition, the Financing Condition and the other conditions described herein under “Terms of the Offer — Conditions to the Offer.”

THE RESTATEMENTS

On May 23, 2006, the Audit Committee of the Company’s Board of Directors determined that the Company would restate its 2004 annual and quarterly financial statements and first, second and third quarter 2005 financial statements, and that the financial statements being restated should no longer be relied upon. This restatement has not yet been completed, and the Company anticipates that it may not be completed prior to the Expiration Date. On May 23, 2006, the Company also announced that it is evaluating the potential need to restate its financial statements for periods prior to 2004.

The restatements relate in part to errors associated with the Company’s continuing operations, including the timing of the recognition of certain revenue and inter-company profit elimination items. In addition, certain other accounting errors to be corrected relate to the Company’s businesses which were sold in November 2005. The errors associated with the divested businesses relate to hedge accounting documentation for derivative transactions under FAS 133, Accounting for Derivative Instruments and Hedging Activities, and to the accounting treatment of income tax associated with the inter-company transfer of inventory between tax jurisdictions.

CERTAIN CONSIDERATIONS

In deciding whether to participate in the Offer, each Holder should consider carefully, in addition to the other information contained herein, the following:

Consent Payment

On the Payment Date, the Company will pay each Holder that validly consented to the Proposed Amendments on or prior to the Early Tender Date, as part of the Total Consideration, a Consent Payment equal to $20.00 per $1,000 principal amount of such Holder’s Notes for which Consents have been validly delivered and not validly revoked on or prior to the Early Tender Date. If a Holder’s Notes are not validly tendered and the corresponding Consents are not validly delivered pursuant to the Offer on or prior to the Early Tender Date, or such Holder’s Notes and Consents are withdrawn and revoked and not properly retendered and redelivered on or prior to the Early Tender Date, such Holder will not receive a Consent Payment even though the Proposed Amendments, if and to the extent adopted as set forth in a duly executed and valid Supplemental Indenture, will be operative as to each of such Holder’s Notes issued under the Indenture that are not purchased in the Offer.

Effects of the Proposed Amendments

Notes not purchased pursuant to the Tender Offer will remain Outstanding. If all of the Proposed Amendments become operative, substantially all of the restrictive covenants, certain of the “Events of Default” provisions, certain of the provisions intended to protect Holders in the case of a merger involving the Company and certain other provisions contained in the Indenture will be eliminated or modified and non-tendering Holders will no longer be entitled to the benefits of such provisions. The elimination or modification of the foregoing provisions would permit the Company to take actions that could increase the credit risks of the non-tendering Holders with respect to the Company, or could otherwise be adverse to the interests of non-tendering Holders. Once the Proposed Amendments become operative, the Company and its assets may be managed in a manner that might have been prohibited under the Indenture. See “Proposed Amendments.”

Effects of Reducing the Aggregate Principal Amount of Notes Outstanding

As a result of the consummation of the Tender Offer, the aggregate principal amount of Notes that remains Outstanding is expected to be significantly reduced. To the extent that Notes are tendered and accepted in the Tender Offer, the trading market for Notes may become more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or tendered but not purchased may be affected adversely to the extent that the aggregate principal amount of Notes purchased pursuant to the Tender Offer reduces the float. The reduced float may also make the trading price more volatile. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following the Tender Offer. The extent of the public market for the Notes following consummation of the Tender Offer would depend upon the aggregate principal amount that remains Outstanding, the number of Holders remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Redemption, Repurchase or Defeasance of Notes

We reserve the right, in our sole discretion, from time to time to purchase any Notes that remain Outstanding through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, although we are under no obligation to do so. In addition, we reserve the right to redeem any Notes at our option or to make an election for legal or covenant defeasance of the Notes, in each case in accordance with the terms set forth in the Indenture. Any such purchase, redemption or defeasance may result in the Holders of such Notes receiving compensation that is higher or lower than the Total Consideration or the Purchase Price, and may otherwise be adverse to the interests of Holders of such Notes. The Company has the ability to redeem the Notes pursuant to their terms at a redemption price of $1,046.88 plus accrued and unpaid interest to the applicable redemption date until April 15, 2007, at which point the redemption price will be reduced pursuant to the terms of the Notes.

PURPOSE OF THE OFFER

The primary purpose of the Tender Offer is to acquire all Outstanding Notes. The principal purpose of the Consent Solicitation and the Proposed Amendments is to eliminate or modify certain restrictive covenants and other provisions contained in the Indenture so that any non-tendered Notes do not restrict the financial and operating flexibility of the Company following the consummation of the Refinancing. See “Certain Considerations,” “Proposed Amendments” and “Source and Amount of Funds.”

TERMS OF THE OFFER

General

Upon the terms and subject to the conditions set forth in this Offer to Purchase and any supplements or amendments thereto and in the related Consent and Letter of Transmittal, the Company hereby offers to purchase for cash any and all of the Outstanding Notes for the Total Consideration. Of the Total Consideration, an amount equal to $20.00 per $1,000 principal amount of each Note purchased shall constitute a Consent Payment that will only be paid to Holders that validly tender their Notes and deliver their Consents (and do not validly withdraw their tendered Notes or revoke their delivered Consents) on or prior to the Early Tender Date. Holders that validly tender their Notes and deliver their Consents (and do not validly withdraw their tendered Notes or revoke their delivered Consents) subsequent to the Early Tender Date and on or prior to the Expiration Date will receive, upon purchase of those Notes, the Purchase Price, which is equal to the Total Consideration minus the Consent Payment. Holders that wish to tender their Notes and to deliver their Consents pursuant to the Tender Offer are required to tender their Notes and to deliver their Consents (and not validly withdraw their tendered Notes or revoke their delivered Consents) on or prior to the Early Tender Date in order to receive the Total Consideration. Holders are required to tender their Notes (and not validly withdraw their tendered Notes) after the Early Tender Date and on or prior to the Expiration Date in order to receive the Purchase Price.

Upon the terms and subject to the conditions of the Consent Solicitation (including if the Consent Solicitation for the Notes is extended or amended, the terms and conditions of any such extension or amendment), the Company is also soliciting Consents from Holders with respect to the Proposed Amendments. The tender of Notes pursuant to the Tender Offer on or prior to the Early Tender Date and in accordance with the procedures described below under “Procedures for Tendering Notes and Delivery of Consents” will be deemed to constitute delivery of a Consent with respect to the Notes tendered. Such actions will also constitute the waiver of the Holder’s right to withdraw its Consent from and after the Amendment Date.

Tendered Notes cannot be withdrawn and Consents cannot be revoked at any time subsequent to the Amendment Date unless the Company either decreases the principal amount of the Notes subject to the Offer or the amount of the Consent Payment. The Amendment Date is the date on which the Trustee receives an Officer’s Certificate certifying that the Company has received the Requisite Consents.

Upon the terms and subject to the conditions hereof (including the terms and conditions of any extension or amendment hereto), including the Supplemental Indenture Condition, the Refinancing Condition and the Financing Condition, the Company will accept for payment on the Acceptance Date all Notes that are validly tendered (and not withdrawn) on or prior to the Expiration Date. Payment for such Notes will be made on the Payment Date. Each tendering Holder whose Notes are accepted for payment pursuant to the Tender Offer will receive the same consideration per $1,000 principal amount thereof as all other Holders of the Notes whose tenders thereof are so accepted; provided, however, that any Holder who validly tenders Notes subsequent to the Early Tender Date will not receive the Consent Payment.

The Proposed Amendments require the receipt of the Requisite Consents, which is defined as Consents to the Proposed Amendments from the Holders of at least a majority of the aggregate principal amount of the Notes then Outstanding.

A Supplemental Indenture will be executed on or promptly following the date that the Requisite Consents are obtained and will become effective as to the Proposed Amendments. Although a Supplemental Indenture will have been executed and will have become effective, the Proposed Amendments do not become operative unless and until Notes validly tendered (and not withdrawn) pursuant to the Tender Offer are accepted for purchase by the Company. The Company will publicly announce that the Requisite Consents have been received by a press release to the Dow Jones News Service or Business Wire. The Company’s obligation to accept tendered Notes for payment is contingent upon, among other things, the satisfaction or waiver of the Supplemental Indenture Condition, the Refinancing Condition, the Financing Condition and the other conditions described herein under “— Conditions to the Offer.” If the Tender Offer is terminated or withdrawn, or any condition of the Tender Offer and the Consent Solicitation is not satisfied or waived by the Company, the Proposed Amendments will not become operative and will have no impact on the Notes or the Holders. See “— Conditions to the Offer” and “Proposed Amendments.”

The Company reserves the right (but shall not be obligated), subject to applicable law, (i) to terminate the Tender Offer and/or the Consent Solicitation and not accept for payment and purchase the tendered Notes and to return all tendered Notes to tendering Holders, (ii) to waive any and all unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered and not withdrawn on or prior to the Expiration Date, (iii) to extend the Tender Offer and/or the Consent Solicitation at any time and to retain the Notes that have been tendered during the period or periods for which the Tender Offer and/or the Consent Solicitation are/is extended or (iv) to amend the Tender Offer or the Consent Solicitation. The Company also reserves the right to terminate the Tender Offer and/or the Consent Solicitation on a date earlier than the Expiration Date. See “— Conditions to the Offer.” From time to time after the Expiration Date or termination of the Offer, the Company may, but shall not be required to, acquire Notes that remain Outstanding, whether or not the Offer is consummated, through open market purchases, privately negotiated transactions or otherwise, upon terms and at prices as it may determine, which may be more or less than the price to be paid for the Notes pursuant to the Offer, or the Company may decide to defease or redeem the Notes in accordance with the Indenture.

If the Proposed Amendments become operative, the Proposed Amendments will be binding on all Holders of Notes, regardless of whether such Holders tendered their Notes for purchase pursuant to the Tender Offer and regardless of whether such Holders gave their consent to the Proposed Amendments. Therefore, consummation of the Offer and adoption of the Proposed Amendments may have adverse consequences for Holders who elect not to tender their Notes in the Tender Offer or to deliver their Consents to the Proposed Amendments. See “Certain Considerations.”

Pursuant to the terms of the Indenture, the transfer of Notes on the register for Notes will not have the effect of revoking any Consent theretofore given by the Holder and such Consent will remain valid unless revoked by the person in whose name such Notes are then registered on the register for such Notes in accordance with the procedures described herein. See “— Withdrawal of Tenders and Revocation of Consents.”

The Consent Solicitation will expire at 5:00 p.m., New York City time, on October 6, 2006, unless extended or earlier terminated by the Company in its sole discretion. See “— Extension, Amendments and Termination.”

Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount and integral multiples thereof. For purposes of the Tender Offer, the Company will be deemed to have accepted for payment validly tendered Notes in the Tender Offer and validly tendered Consents in the Consent Solicitation if, as and when the Company gives oral or written notice thereof to the Depositary. Payment for Notes accepted for payment pursuant to the Tender Offer will be made by deposit of the aggregate Purchase Price and, if applicable, the aggregate Consent Payment therefor, with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to the tendering Holders. The Total Consideration or the Purchase Price, as the case may be, will be paid in immediately available funds from the proceeds of the Refinancing promptly after the Acceptance Date.

None of the Company, the Information Agent, the Depositary or the Dealer Manager makes any recommendation as to whether or not Holders should tender their Notes pursuant to the Tender Offer, and if tendering, the amount of Notes to tender, and whether to deliver a Consent. The Company believes that each Holder is in a better position to decide whether to accept or reject the Offer and whether tendering or not tendering the Notes would meet its investment objectives. We urge each Holder to make its own decision regarding the Offer based on all of the available information, including the adequacy of the Purchase Price, any applicable Consent Payment and the other information outlined in this Offer to Purchase or incorporated herein by reference, in light of the Holder’s own investment objectives and any other factors that the Holder deems relevant to its investment decision. Holders are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase.

The Company expressly reserves the absolute right, in its sole discretion, to redeem the Notes in accordance with the terms of the Indenture and/or, from time to time, to purchase any Notes after the Expiration Date, through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise on terms that may or may not differ from the terms of the Offer.

Procedures for Tendering Notes and Delivery of Consents

General. The tender of Notes pursuant to the Tender Offer and in accordance with the procedures described below will constitute the delivery of a Consent with respect to the Notes tendered. Holders may not deliver Consents without validly tendering their Notes pursuant to the Offer. Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount and integral multiples thereof.

Only Holders of record are authorized to tender their Notes and consent to the Proposed Amendments. Any beneficial owner whose Notes are registered in the name of a Custodian or held through the Book-Entry Transfer Facility and who wishes to tender its Notes and deliver a Consent should contact such Custodian or other Holder promptly and instruct such Custodian or Holder to tender its Notes and deliver Consents on such beneficial owner’s behalf.

ALL CERTIFICATES EVIDENCING NOTES AND ALL CONSENTS AND LETTERS OF TRANSMITTAL MUST BE SENT TO THE DEPOSITARY AND NOT TO THE COMPANY, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY INFORMATION OR TRANSMISSION NOT SENT TO THE DEPOSITARY SHALL NOT CONSTITUTE A VALID DELIVERY.

NOTES MAY BE VALIDLY TENDERED AND CONSENTS VALIDLY DELIVERED ONLY PURSUANT TO THE TERMS OF THE OFFER. NO CONDITIONAL TENDERS OF NOTES OR DELIVERIES OF CONSENTS WILL BE ACCEPTED.

The method of delivery of the Consent and Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

All questions as to the form of documents and the validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes will be determined by the Company, in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Notes that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Offer (including the instructions in the Consent and Letter of Transmittal) will be final and binding. None of the Company, the Depositary, the Dealer Manager, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Book-Entry Delivery of the Notes. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Tender Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Consent and Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Consent and Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or prior to the Expiration Date (or, for Holders desiring to receive the Consent Payment, the Early Tender Date) at one of its addresses set forth on the back cover of this Offer to Purchase. Delivery of such documents to DTC does not constitute delivery to the Depositary. You should confirm whether your Custodian is using an Agent’s Message in lieu of the Consent and Letter of Transmittal or whether a Consent and Letter of Transmittal, duly completed by you, is required in order for you to satisfy your obligation to deliver a Consent with respect to the Notes tendered by you in Book-Entry form.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating the aggregate principal amount of Notes that have been tendered by such participant pursuant to the Offer and that such participant has received the Offer and agrees to be bound by the terms of the Offer, including the terms of the Consent and Letter of Transmittal, and that the Company may enforce such agreement against such participant.

Tender of Notes Through ATOP. We expect that this Offer will be eligible for ATOP, the DTC Automated Tender Offer Program. DTC has authorized any DTC participant who has Notes credited to its DTC account at anytime to deliver a Consent to the Proposed Amendments as if it were a registered Holder of the Notes. Accordingly, if you are a DTC participant, you may, in lieu of physically completing and signing the Consent and Letter of Transmittal and delivering it to the Depositary, electronically transmit your acceptance of this Offer (and thereby provide your consent to the Proposed Amendments) by causing DTC to transfer Notes to the Depositary in accordance with DTC’s ATOP procedures for transfer. DTC will then send an Agent’s Message to the Depositary.

Physical Delivery of Certificates for Notes and Delivery of Consents. In the case of a Holder who holds physical certificates evidencing the Notes, such Holder must (a) complete and sign the Consent and Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions therein, (b) have the signature thereon guaranteed (if required by Instruction 5 of the Consent and Letter of Transmittal), and (c) mail or deliver that manually signed Consent and Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents to the Depositary. The telephone number, facsimile number (which may be used only by certain eligible institutions) and mailing address of the Depositary appears on the back cover of this Offer to Purchase.

The method of delivery of certificates for Notes, Consents and Letters of Transmittal and all other required documents to the Depositary, including delivery through DTC and acceptance through ATOP, is at the election and risk of the Holder tendering Notes and delivering Consents. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail, return receipt requested, and that the mailing be made sufficiently in advance of the Early Tender Date or Expiration Date, as the case may be, to permit delivery to the Depositary prior thereto.

In all cases, notwithstanding any other provision hereof, the payment for the Notes tendered and accepted for payment and the Consent Payment (if applicable) will be made only after timely receipt by the Depositary of certificates representing such Notes or Book-Entry Confirmation, the Consent and Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, and any required signature guarantees and other documents required by the Consent and Letter of Transmittal.

If the Notes are held of record in the name of a person other than the signer of the Consent and Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

Need for Guarantee of Signature. Signatures on a Consent and Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, unless the Notes tendered thereby are tendered (a) by the Holder of such Notes and that Holder has not completed either of the boxes entitled “Special Issuance/Delivery Instructions” on the Consent and Letter of Transmittal or (b) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Withdrawal of Tenders and Revocation of Consents

Notes tendered pursuant to the Tender Offer may be withdrawn at any time on or prior to the Amendment Date. A valid withdrawal of tendered Notes prior to the Amendment Date will constitute the concurrent valid revocation of such Holder’s related Consent. In order for a Holder to revoke a Consent, such Holder must withdraw the related tendered Notes. Generally, tendered Notes may not be withdrawn and Consents may not be revoked subsequent to the Amendment Date. The Amendment Date is the date on which the Trustee receives an Officer’s Certificate certifying that the Company has received the Requisite Consents. The Company will publicly announce that the Requisite Consents have been received by press release to the Dow Jones News Service or Business Wire.

If, after the Amendment Date, the Company decreases either the principal amount of the Notes subject to the Offer or the amount of the Consent Payment for the Notes, then Notes previously tendered may be validly withdrawn until the Expiration Date, which shall not be less than ten business days after the date that notice of any such change is first published, given or sent to Holders by the Company. In such event, Holders who withdraw tendered Notes will be deemed to have withdrawn the related Consents and if the non-withdrawn Consents no longer constitute the Requisite Consents, the Supplemental Indenture will become null and void. In addition, in the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holders.

For a withdrawal of Notes and a revocation of Consents to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The withdrawal notice must specify the name of the person who tendered the Notes to be withdrawn, must contain a description of the Notes to be withdrawn, must specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes, and must be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, the notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder (if different from that of the tendering Holder) or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer and will constitute the concurrent valid revocation of the related Consents.

Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Notes may, however, be retendered by again following one of the procedures described in “ — Procedure for Tendering Notes and Delivery of Consents” above at any time on or prior to the Expiration Date.

Withdrawals of Notes and the revocation of Consents can only be accomplished in accordance with the foregoing procedures.

All questions as to the form and validity (including time of receipt) of notices of withdrawal of tenders and revocation of Consents will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent, the Dealer Manager, the Trustees or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation of Consents or incur any liability for failure to give any such notification.

Conditions to the Offer

Notwithstanding any other provision of the Offer, the Company shall not be required to accept any Notes for purchase, and may terminate, extend or amend the Tender Offer and/or the Consent Solicitation and may postpone, subject to Rule 14e-1 under the Exchange Act, the acceptance of Notes so tendered and Consents so delivered, if any of the following conditions exists:

(i) the Supplemental Indenture Condition, which requires that the Company and the Trustee execute the Supplemental Indenture following the receipt of the Requisite Consents, shall not have been satisfied or waived;

(ii) the Refinancing Condition, which requires the prior or substantially simultaneous consummation by the Company of the refinancing of its outstanding existing senior secured credit facility and senior unsecured term loan;

(iii) the Financing Condition, which requires that the borrowings available from the Refinancing is sufficient to pay the amount required to be paid to the applicable Holders on the Payment Date; or

(iv) any judgment, decree or order shall have been entered which would prevent the purchase of the Notes pursuant to the Offer or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Offer to Purchase, or cause such transactions to be rescinded, or any lawsuit, legal proceeding or claim shall be pending that would reasonably be expected to succeed, and, if successful, would prevent the performance of the Offer or the consummation of any of the transactions contemplated hereby, or declare unlawful the transactions contemplated by this Offer to Purchase or cause such transactions to be rescinded.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If any of the foregoing events shall have occurred, the Company may, subject to applicable law and in its sole discretion, (i) terminate the Offer or the Consent Solicitation and return all Notes tendered pursuant to the Offer to the tendering Holders, (ii) extend the Tender Offer and/or the Consent Solicitation and retain all tendered Notes until the extended Expiration Date, (iii) amend the terms of the Offer and/or the Consent Solicitation, or (iv) waive the unsatisfied condition or conditions (or any part thereof that is unsatisfied) with respect to the Offer and/or the Consent Solicitation and accept all validly tendered Notes. See “— Extension, Amendments and Termination” and “— Procedure for Tendering Notes and Delivery of Consents.” The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right or any other right and each such right or other right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this section shall be final and binding upon all persons. All conditions precedent to the consummation of the Offer will need to be satisfied or waived prior to the expiration of the Offer.

The Proposed Amendments effected by the Supplemental Indenture will not become operative until acceptance for purchase by the Company of Notes validly tendered (and not withdrawn) pursuant to the Tender Offer (i.e., the Acceptance Date).

Extension, Amendments and Termination

The Company expressly reserves the right, at any time or from time to time, regardless of whether or not any of the events set forth in “— Conditions to the Offer” shall have occurred or shall have been determined by the Company to have occurred, subject to applicable law, (i) to extend the period of time during which the Tender Offer and/or the Consent Solicitation are open and thereby delay acceptance for payment of, and the payment for, any Notes, by giving oral or written notice of such extension to the Depositary, (ii) to terminate the Tender Offer and/or the Consent Solicitation early and (iii) to amend the Tender Offer and/or the Consent Solicitation in any respect by giving oral or written notice of such amendment to the Depositary.

There can be no assurance that the Company will exercise its right to extend the Tender Offer and/or the Consent Solicitation. Any extension, waiver, amendment or early termination will be followed as promptly as practicable by the public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Early Tender Date or Expiration Date, as the case may be. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or Business Wire.

The Company expressly reserves the right, in its sole discretion, to terminate the Offer and/or the Consent Solicitation. Any such termination will be followed promptly by public announcement thereof. In the event that the Company shall terminate the Tender Offer and the Consent Solicitation, it shall give immediate notice thereof to the Depositary, and all Notes theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders thereof. In the event that the Tender Offer and the Consent Solicitation are withdrawn or otherwise not completed, the Purchase Price and Consent Payment will not be paid or become payable to Holders of the Notes who have validly tendered their Notes and delivered Consents in connection with the Tender Offer and the Consent Solicitation. See “— Conditions to the Offer.”

PROPOSED AMENDMENTS

The following is a brief summary of the Proposed Amendments to the Indenture. As defined herein, the term “Proposed Amendments” means each and every amendment, modification or deletion to the Indenture set forth below and in Appendix A hereto.

Once operative, the Proposed Amendments will, among other things, (i) eliminate substantially all of the restrictive covenants in the Indenture and (ii) delete certain events of default. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the Indenture. For more complete information regarding the effects of the Proposed Amendments, reference is made to the Indenture, which is incorporated herein by reference.

The Supplemental Indenture would, in substance (and subject to the definition of Proposed Amendments in the initial paragraph of this section), eliminate from the Indenture all provisions set forth in the sections of the Indenture entitled:

(i)	“Section 4.03 Reports to Holders,”

(ii)	“Section 4.04 Compliance Certificate,”

(iii)	“Section 4.05 Payment of Taxes and Other Claims,”

(iv)	“Section 4.07 Limitation on Restricted Payments,”

(v)	“Section 4.08 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

(vi)	“Section 4.09 Limitation on Additional Indebtedness,”

(vii)	“Section 4.10 Limitation on Asset Sales,”

(viii)	“Section 4.11 Limitation on Transactions with Affiliates,”

(ix)	“Section 4.12 Limitation on Liens,”

(x)	“Section 4.13 Conduct of Business,”

(xi)	“Section 4.14 Corporate Existence,”

(xii)	“Section 4.15 Offer to Repurchase Upon Change of Control,”

(xiii)	“Section 4.16 No Senior Subordinated Debt,”

(xiv)	“Section 4.17 Future Guarantees by Wholly Owned Domestic Restricted Subsidiaries,”

(xv)	“Section 4.18 Limitation on Issuances of Guarantees by Restricted Subsidiaries,” and

(xvi)	“Section 5.01 Merger, Consolidation or Sale of Assets”

The Proposed Amendments would also amend the provisions of Section 6.01 of the Indenture entitled “Events of Default” to eliminate the following events from the definition of Events of Default: (i) failure by the Company to comply with the covenants that would be deleted by the proposed amendments; (ii) failure by the Company or any Restricted Subsidiary to comply with any instrument evidencing Indebtedness if that default (x) is caused by a failure to pay principal on any such Indebtedness when due and such failure continues for 20 days, or (y) results in the acceleration of such Indebtedness, which acceleration remains uncured and unrescinded for at least

20 days, and in any case such Indebtedness is $25,000,000 or more in the aggregate; and (iii) failure by the Company to pay any judgments or decrees aggregating in excess of $25,000,000 within 60 days following any such judgment or decree.

The Proposed Amendments would also delete certain defined terms and renumber provisions in the Indenture as is appropriate in light of the other deletions and amendments included in the Proposed Amendments.

The Proposed Amendments will be effected by the Supplemental Indenture, which will be executed on or promptly following the date the Requisite Consents are obtained. Although the Supplemental Indenture will be executed and become effective upon execution thereof, the Proposed Amendments will not become operative until acceptance for purchase by the Company of Notes validly tendered (and not withdrawn) pursuant to the Tender Offer. If the Tender Offer is terminated or withdrawn, or any condition of the Tender Offer and the Consent Solicitation is not satisfied or waived by the Company, the Proposed Amendments will have no effect on the Notes or the Holders and no Consent Payment will be made.

The Proposed Amendments constitute a single proposal with respect to the Indenture and a tendering and consenting Holder must consent to the Proposed Amendments with respect to the Indenture as an entirety and may not consent selectively or conditionally with respect to such Proposed Amendments. Pursuant to the terms of the Indenture, the approval of the Proposed Amendments requires the Consent of Holders of at least a majority of the aggregate principal amount of the Notes then Outstanding under the Indenture. If the Proposed Amendments become operative with respect to the Indenture, the Proposed Amendments will be binding on all non-tendering Holders issued under the Indenture.

The foregoing summary does not purport to be comprehensive or definitive, and is qualified in its entirety by reference to the form of Supplemental Indenture and the Indenture.

The completion, execution and delivery of the Consent and Letter of Transmittal by a Holder in connection with the Tender Offer and the Consent Solicitation will constitute the Consent of the tendering Holder to the Proposed Amendments with respect to such Notes. Such actions will also constitute the waiver of the Holder’s right to withdraw its Consent from and after the Amendment Date.

Upon receipt of Requisite Consents with respect to the Proposed Amendments and the execution of the Supplemental Indenture, the Supplemental Indenture Condition will be deemed satisfied. See “Terms of the Offer — Conditions to the Offer.”

SOURCE AND AMOUNT OF FUNDS

The total amount of funds required by the Company to pay the Purchase Price related to the Tender Offer, the Consent Payment related to the Consent Solicitation and Accrued Interest on the Notes (assuming all Notes are tendered prior to the Early Tender Date) is estimated to be approximately $578,000,000. The Company expects to fund this consideration from the New Credit Facility.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain U.S. federal income tax consequences of the receipt of the Purchase Price and the Consent Payment pursuant to the Offer to beneficial owners of Notes that validly tender their Notes, and certain U.S. federal income tax consequences of the implementation of the Proposed Amendments to beneficial owners of Notes that continue to hold Notes after implementation of the Proposed Amendments. This summary is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances or the U.S. federal income tax consequences to investors subject to special treatment under U.S. federal income tax laws, including but not limited to banks and other financial institutions, partnerships or other pass-through entities, insurance companies, dealers in securities or foreign currency, traders that have elected mark-to-market accounting, tax-exempt organizations, certain former citizens or residents of the United States, persons that hold the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment, or U.S. Holders, as defined below, that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax consequences. This summary assumes that beneficial owners of Notes hold their Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any State or political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if, in general, it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day, and made a valid election to continue to be so treated.

The term “Non-U.S. Holder” means a beneficial owner of Notes that is not a partnership for U.S. federal income tax purposes and is not a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that are beneficial owners of Notes, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of tendering their Notes and implementation of the Proposed Amendments.

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY HOLDERS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THE HOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Certain U.S. Federal Income Tax Consequences to U.S. Holders that Tender Notes Pursuant to the Offer

Sale of Notes pursuant to the Offer. For U.S. federal income tax purposes, the sale of a Note pursuant to the Offer by a U.S. Holder will be a taxable transaction to such U.S. Holder. A U.S. Holder generally will recognize gain or loss upon the sale of Notes in an amount equal to the difference between (i) the amount realized on the sale, other than amounts attributable to accrued interest and original issue discount (“OID”), subject to any applicable adjustments, and (ii) the U.S. Holder’s tax basis in the Note. Such gain generally will be ordinary income, assuming the Notes are properly treated as “contingent payment debt instruments” under U.S. Treasury Regulations. A U.S. Holder’s tax basis in a Note generally will be equal to the cost of the Note, increased by any OID (including any interest under the contingent payment debt instrument rules, other than any adjustments created by differences between projected and actual payments) accrued through the time of the disposition and subject to any applicable adjustments.

Consent Payments. The treatment of the Consent Payment under U.S. federal income tax law is unclear and no ruling has been requested from the Internal Revenue Service (the ”IRS”). Receipt of a Consent Payment by a U.S. Holder might be treated as additional sales proceeds received in exchange for a tendered Note (i.e., part of the amount realized on the sale), interest, or some other type of income (such as a fee for consenting to the Proposed Amendments). The Company intends to treat the Consent Payment as additional sales proceeds received in exchange for the tendered Note. The IRS could assert, however, that a Consent Payment is interest or some other type of income such as a separate fee for consenting to the Proposed Amendments, in which case, if the assertion were successful, the Consent Payment would not be treated as part of the amount realized on the sale and would constitute ordinary income to the U.S. Holder. The Company urges all U.S. Holders to consult with their tax advisors regarding the proper treatment for tax purposes of a Consent Payment.

Backup Withholding and Information Reporting. U.S. Holders generally will be required to furnish a social security number or other taxpayer identification number, along with certain certifications under penalties of perjury, on a Form W-9 (or substitute form) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to amounts paid pursuant to the Offer. Such payments generally will be reported to the IRS in a timely manner.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders that Tender Notes Pursuant to the Offer

Sale of Notes pursuant to the Offer. Except as described under “—Consent Payments” and “—Backup Withholding and Information Reporting” below, and assuming the Notes are properly treated as “contingent payment debt instruments,” a Non-U.S. Holder generally will be subject to U.S. withholding tax at a rate of 30% on any gain realized on the sale of a Note pursuant to the Offer and any amounts attributable to accrued interest or OID, except to the extent that: (a) the Non-U.S. Holder is engaged in the conduct of a trade or business in the United States with which the gain, interest or OID is effectively connected and provides a properly executed IRS Form W-8ECI; (b) a United States tax treaty either eliminates or reduces such withholding tax with respect to interest and the Non-U.S. Holder provides a properly executed IRS Form W-8BEN; or (c) the “portfolio interest” exception of the Code applies and either (i) the Non-U.S. Holder certifies in a statement provided to the Company or its paying agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address (generally by completing an IRS Form W-8BEN); (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the

Non-U.S. Holder certifies to the Company or its paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such Non-U.S. Holder is not a U.S. Holder and provides the Company or its paying agent with a copy of such statement; or (iii) the Non-U.S. Holder holds its Notes directly through a “qualified intermediary” and certain conditions are satisfied. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

If the Note is held by a foreign partnership, or, in certain circumstances, a foreign trust, special rules for documentation to preclude withholding of U.S. tax will apply.

Consent Payments. Because it is unclear under U.S. federal income tax law whether a Consent Payment constitutes additional sales proceeds, interest, or some other type of income (such as a fee), the Company may withhold U.S. federal income tax at a rate of 30% from the Consent Payment paid to a Non-U.S. Holder unless an exemption from or reduction of withholding tax is applicable, either because such amounts are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States or because of an applicable income tax treaty with the United States. In order to claim an exemption from or reduction of withholding tax, the Non-U.S. Holder must deliver a properly executed IRS Form W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) or IRS Form W-8BEN (with respect to treaty benefits) claiming such exemption or reduction. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax exemption or reduction and the possibility of delivering an IRS Form W-8BEN, as well as the possibility of claiming a refund, on the basis that the Consent Payment constitutes additional sales proceeds, “portfolio interest” or otherwise.

Backup Withholding and Information Reporting. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to that Holder and the amount of tax, if any, withheld from those payments of interest. These information reporting requirements apply even if withholding was not required because of a treaty or Code exception or if any amount withheld was repaid to the payee. Copies of the information returns reporting those payments of interest may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. A Non-U.S. Holder generally will not be subject to additional information reporting or to backup withholding with respect to payments of interest made on the Notes if the certifications described in clause (c) under “—Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders That Tender Notes Pursuant to the Offer—Sale of Notes Pursuant to the Offer” above are received.

In addition, sales of Notes by a Non-U.S. Holder through a broker may be subject to information reporting, and may be subject to backup withholding at the applicable rate, currently 28%, unless the broker determines the seller is exempt or the seller certifies its non-U.S. status (and certain other conditions are met).

A Non-U.S. Holder may obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Certain U.S. Federal Income Tax Consequences of Implementation of the Proposed Amendments to Beneficial Owners that Continue to Hold Notes after Implementation of the Proposed Amendments

Under general principles of tax law, the modification of a debt instrument creates a deemed exchange of “old” Notes for “new” Notes (upon which gain or loss is realized) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under U.S. Treasury Regulations, the modification of a debt instrument is a “significant” modification (i.e., one upon which gain or loss is realized) if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The U.S.

Treasury Regulations further provide that a modification of a debt instrument that adds, deletes, or alters customary accounting or financial covenants is not a significant modification. The U.S. Treasury Regulations do not, however, define “customary accounting or financial covenants.”

Although there is no authority directly addressing the issue, the Company intends to take the position that the Proposed Amendments to the Indenture should not result in a deemed exchange of a Note for a “new” Note by any beneficial owner that continues to hold a Note after implementation of the Proposed Amendments because (i) to the extent the Proposed Amendments are treated as adding, deleting or altering customary accounting or financial covenants, such addition, deletion or alteration is not a significant modification under the U.S. Treasury Regulations, and (ii) to the extent any of the Proposed Amendments are not treated as adding, deleting or altering customary accounting or financial covenants, the legal rights or obligations that are altered by such Proposed Amendments and the degree to which they are altered should not be viewed as “economically significant.”

Although the Company intends to take the position that the Proposed Amendments to the Indenture should not result in a deemed exchange of a Note for a “new” Note by any beneficial owner that continues to hold a Note after implementation of the Proposed Amendments, the IRS might take the position that a deemed exchange of Notes for “new” Notes should be treated as having occurred. If such a position were taken and sustained, then the tax consequences to beneficial owners that continue to hold Notes after implementation of the Proposed Amendments may differ materially from the tax consequences described above and would depend upon, among other things, whether the deemed exchange qualified as a reorganization for U.S. federal income tax purposes.

The tax consequences of potential alternative characterizations are complex and may differ depending on a beneficial owner’s particular circumstances. Beneficial owners of Notes are urged to consult their own tax advisors regarding potential alternative characterizations and the tax consequences to them of such alternative characterizations.

DEALER MANAGER AND SOLICITATION AGENT;

INFORMATION AGENT; DEPOSITARY

The Company has retained Morgan Stanley & Co. Incorporated to act as the Dealer Manager and Solicitation Agent for the Offer. In its capacity as Solicitation Agent, Morgan Stanley & Co. Incorporated may contact Holders regarding the Tender Offer and Consent Solicitation and may request Custodians to forward this Offer to Purchase and related materials to beneficial owners of Notes.

The Dealer Manager and Solicitation Agent has provided, and in the future may provide, financial, advisory, investment banking and general banking services to the Company and its affiliates, for which it has received and would receive customary fees and commissions.

At any given time, the Dealer Manager and Solicitation Agent may trade the Notes and other securities of the Company for its own account, or for the accounts of its customers, and accordingly, may hold a long or short position in the Notes or those securities. The Dealer Manager and Solicitation Agent is not obligated to make a market in the Notes.

The Company has also agreed to indemnify Morgan Stanley & Co. Incorporated and its affiliates against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Tender Offer and Consent Solicitation.

MacKenzie Partners, Inc. has been appointed the Information Agent with respect to the Tender Offer and Consent Solicitation. The Company will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Information Agent for certain liabilities. Requests for additional copies of the documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

MacKenzie Partners, Inc, has been appointed the Depositary for the Tender Offer and the Consent Solicitation. All deliveries and correspondence sent to the Depositary should be directed to one of the addresses set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Depositary for certain liabilities.

The Company has agreed to reimburse Morgan Stanley & Co. Incorporated for its reasonable out-of-pocket expenses for its services as Dealer Manager and Solicitation Agent in connection with the Offer. The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes and deliveries of accompanying Consents by their customers.

In connection with the Tender Offer and Consent Solicitation, directors and officers of the Company and its respective affiliates may solicit tenders and Consents by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Directors and officers of the Company would not be specifically compensated for these services.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. These statements are based on management’s belief and assumptions, based on information currently available to management and are subject to risks and uncertainties.

Forward-looking statements are not guarantees of performance. Holders of the Notes are cautioned not to put undue reliance on any forward-looking statements. The Company does not intend to update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

APPENDIX A:

PROPOSED AMENDMENTS TO THE INDENTURE

If you desire to accept this Tender Offer, you will be required to deliver a Consent to the following Proposed Amendments to the Indenture.

The provisions of the Indenture set forth below are qualified in their entirety by reference to the full and complete terms contained in the Indenture. Capitalized terms used in this Appendix A without definition have the same meanings as set forth in the Indenture.

A. THE PROPOSED AMENDMENTS

Deletion of Restrictive Covenants.

The Proposed Amendments would delete in their entirety the restrictive covenants in the Indenture set forth below and all references thereto, as well as the Events of Default relating to such restrictive covenants.

SECTION 4.03. Reports to Holders.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC’s rules and regulations.

In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall at all times comply with TIA Section 314(a). In addition, for so long as any Notes remain outstanding, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.04. Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05. Payment of Taxes and Other Claims.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, (i) all material taxes, assessments and governmental levies levied or imposed upon (a) the Company or any such Subsidiary, (b) the income or profits of any such Subsidiary which is a corporation or (c) the property of the Company or any such Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, could reasonably be expected by law to become a lien upon the property of the Company or any such Subsidiary, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.07. Limitation on Restricted Payments.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any direct or indirect parent of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes; or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”)), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.09; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2)(i), (3) through

(13) of the following paragraph) (the amount expended for such purposes, if other than in cash, being the fair market value of such property shall exceed the sum, without duplication, of:

(w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the beginning of the first fiscal quarter commencing after the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or other securities of the Company that have been converted into such Qualified Stock; plus

(y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock; plus

(z) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) of any (A) sale or other disposition of any Investment (other than a Permitted Investment) made by the Company and its Restricted Subsidiaries subsequent to the Issue Date or (B) dividend from, or the sale of the stock of, an Unrestricted Subsidiary of the Company made subsequent to the Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any shares of Capital Stock of the Company (the “Retired Capital Stock”) either (i) solely in exchange for shares of Qualified Capital Stock of the Company (the “Refunding Capital Stock”) or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company and, in the case of subclause (i) of this clause (2), if immediately prior to the retirement of the Retired Capital Stock the declaration and payment of dividends thereon was permitted under clause (4) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that at the time of the declaration of any such dividends on the Refunding Capital Stock, no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

(3) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock issued after the Issue Date (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph); provided that, at the time of such issuance, the Company, after giving effect to such issuance on a pro forma basis, would have been able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.09 hereof;

(5) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the redemption or repurchase of the Company’s common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that all such redemptions or repurchases pursuant to this clause (5) shall not exceed $5.0 million (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $10.0 million in any fiscal year) in any fiscal year (which amount shall be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Capital Stock (other than Disqualified Capital Stock) to members of the Company’s management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph and by the cash proceeds of any “key-man” life insurance policies that are used to make such redemptions or repurchases) since the Issue Date; provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of the Company (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under this Indenture;

(6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(7) all payments and transactions provided for in the Transaction Agreements as the same are in effect on the Issue Date;

(8) distributions or payments of Receivable Fees;

(9) any purchase or repayment of Subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if: (a) in the case of a Change of Control, the Company shall have complied with all of its obligations described under Section 4.15 and purchased all the Notes tendered pursuant to the Offer to Purchase required thereby prior to purchasing or repaying such Subordinated Indebtedness or (b) in the case of an Asset Sale, the Company shall have applied the Net Cash Proceeds from such Asset Sale in accordance with Section 4.10; provided that (i) in either case the purchase price (stated as a percentage of principal amount or issue price plus accrued original discount, if less) of such Subordinated Indebtedness shall not be greater than the price (stated as a percentage of principal amount) of the Notes pursuant to any Offer to Purchase, and (ii) in the case of an Asset Sale, the aggregate amount of such Subordinated Indebtedness that the Company may purchase or repay shall not exceed the amount of unutilized Net Cash Proceeds, if any, remaining after the Company has purchased all Notes tendered pursuant to such Offer to Purchase;

(10) any other Investment made in a Permitted Business which, together with all other Investments made pursuant to this clause (10) since the date of this Indenture, does not exceed $5.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Investment made pursuant to this clause (10), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to the Company’s equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clauses (i) and (ii), not to exceed the amount of the Restricted Investment previously made pursuant to this clause (10)); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Investment;

(11) distributions to DEG Acquisitions, LLC provided for in the Tax Sharing Agreement;

(12) distributions to DEG Acquisitions, LLC to pay administrative and other operating expenses in an aggregate amount not to exceed $500,000 per fiscal year; and

(13) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $25.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses (1) and (2)(ii) shall be included in such calculation, and (b) amounts expended pursuant to clauses (2)(i) and (3) through (13) shall be excluded from such calculation.

SECTION 4.08. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

(A) applicable law;

(B) the Notes or this Indenture;

(C) non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business;

(D) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(E) the New Credit Facility;

(F) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(G) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(H) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

(I) any agreement or instrument governing Capital Stock of any Person that is acquired;

(J) any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(K) other Indebtedness outstanding on the Issue Date or permitted to be issued or incurred under this Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or Preferred Stock being issued (under the relevant circumstances) if the Board of Directors of the Company determines that any such encumbrance or restriction will not materially adversely affect the Company’s ability to make principal or interest payments on the Notes;

(L) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(M) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (L) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.09. Limitation on Incurrence of Additional Indebtedness.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of the Company may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or issuance of such Preferred Stock, after giving effect to the incurrence of such Indebtedness or issuance of such Preferred Stock, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0.

SECTION 4.10. Limitation on Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration received by the Company or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of Productive Assets, cash and/or Cash Equivalents and shall be received at the time of such disposition; provided that the amount of:

(A) liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and for which the Company and its Restricted Subsidiaries receive a written release from all creditors;

(B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(C) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (A) with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value and (B) with respect to any Designated Noncash Consideration in excess of $50.0 million, the Board of Directors’ determination of the fair market value of such Designated Noncash Consideration must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing, shall be deemed to be cash solely for the purposes of this provision or for purposes of the second paragraph of this Section 4.10; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(A) to prepay any Senior Debt or Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so),

(B) to reinvest in Productive Assets, or

(C) a combination of prepayment and investment permitted by the foregoing clauses (A) and (B).

Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) or (3)(C) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been so applied on or before such Net Proceeds Offer Trigger Date (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, the maximum amount of Notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.10. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $15.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregate at least $15.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $15.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in Section 3.09. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by this Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that compliance by the Company with the provisions of any securities laws or regulations conflicts with the provisions of this Section 4.10, such compliance shall be deemed not to be a breach of the Company’s obligations under this Section 4.10.

SECTION 4.11. Limitation on Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; provided, however, that for an Affiliate Transaction with an aggregate value of $7.5 million or more, at the Company’s option, either:

(i) a majority of the disinterested members of the Board of Directors of the Company shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; or

(ii) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall obtain an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(b) The restrictions set forth in Section 4.11(a) shall not apply to:

(1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Restricted Payments or Permitted Investments permitted by this Indenture;

(5) transactions effected as part of a Qualified Securitization Transaction;

(6) the payment of customary annual management, consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

(7) payments or loans to employees or consultants that are approved by the Board of Directors of the Company in good faith;

(8) sales of Qualified Capital Stock;

(9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the Notes in any material respect;

(10) any payments or transactions provided for in any of the Transaction Agreements;

(11) distributions to DEG Acquisitions, LLC provided for in the Tax Sharing Agreement; and

(12) distributions to DEG Acquisitions, LLC to pay administrative and other operating expenses in an aggregate amount not to exceed $500,000 per fiscal year.

SECTION 4.12. Limitation on Liens.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets or any proceeds therefrom of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, in each case to secure Indebtedness, unless:

(1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes are equally and ratably secured, except for

(a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(b) Liens securing Senior Debt;

(c) Liens securing the Notes and the Guarantees;

(d) Liens of the Company or a Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness that was secured by a Lien permitted under this Indenture and that has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(f) Permitted Liens.

SECTION 4.13. Conduct of Business.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same as or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

SECTION 4.14. Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.15. Offer to Repurchase upon Change of Control.

(a) If a Change of Control occurs, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Within 90 days following the date upon which the Change of Control occurred (or, at the Company’s option, prior to the occurrence of such Change of Control), the Company must send, by first class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”) provided that any change of Control Offer made prior to any date of such Change of Control shall be made only in the reasonable anticipation of such Change of Control; and provided further, that the Company shall not be required to purchase any Notes tendered pursuant to such Change of Control Offer if such Change of Control does not occur.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to the mailing of the notice referred to in Section 4.15(a) above, but in any event within 30 days following any Change of Control, the Company covenants to: (i) repay in full and terminate all commitments under all Indebtedness under the New Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control; or (ii) obtain the requisite consents under the New Credit Facility and all other such Senior Debt to permit the repurchase of the Notes as provided below. The Company’s failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (c) and not in clause (b) under Section 6.01.

(c) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Company complies with the provisions of any such securities laws or regulations, the Company shall not be deemed to have breached its obligations under this Section 4.15.

(d) Notwithstanding anything to the contrary in this Section 4.15, the Company shall not be required to make a Change of Control Offer upon a Change of Control, if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

SECTION 4.16. No Senior Subordinated Debt.

The Company shall not, and shall not permit any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

SECTION 4.17. Future Guarantees by Wholly Owned Domestic Restricted Subsidiaries.

The Company shall not create or acquire another Wholly Owned Domestic Restricted Subsidiary unless such Wholly Owned Domestic Restricted Subsidiary executes and delivers a supplemental indenture to this Indenture, in form and substance reasonably satisfactory to the Trustee, providing for a Guarantee of payment of the Notes by such Wholly Owned Domestic Restricted Subsidiary on the terms set forth herein.

SECTION 4.18. Limitation on Issuances of Guarantees by Restricted Subsidiaries.

The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company that is pari passu with or subordinate in right of payment to the Notes (“Guaranteed Indebtedness”), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee on the same terms as set forth in this Indenture of payment of the Notes by such Restricted Subsidiary and (ii) to the extent permitted by law, such Restricted Subsidiary waives and agrees that it will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Guarantee or (B) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Deletion of Section 5.01.

The Proposed Amendments would delete in its entirety Section 5.01 of the Indenture set forth below and all references thereto, as well as all Events of Default relating to such Section:

SECTION 5.01. Merger, Consolidation and Sale of Assets.

The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.09;

(3) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets between or among the Company and its Restricted Subsidiaries will not be subject to this Section 5.01.

Deletion of Certain Provisions of Section 6.01

The Proposed Amendments would delete the stricken portion of the text of Section 6.01 noted below. For your convenience, Section 6.01 is set forth below in its entirety:

SECTION 6.01. Events of Default.

“Events of Default” are:

(a) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by Article 10);

(b) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by Article 10);

(c) a default in the observance or performance of any other covenant or agreement contained herein if the default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes ~~(except in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement)~~;

~~(d) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company (other than a Securitization Entity) which failure continues for at least 20 days, or the acceleration of the final stated maturity of any such Indebtedness, which acceleration remains uncured and unrescinded for at least 20 days, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $25.0 million or more at any time;~~

~~(e) one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;~~

~~(f) the Company or any of its Significant Subsidiaries pursuant to or within the meaning of Bankruptcy Law:~~

~~(i) commences a voluntary case;~~

~~(ii) consents to the entry of an order for relief against it in an involuntary case;~~

~~(iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or~~

~~(iv) makes a general assignment for the benefit of its creditors;~~

~~(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:~~

~~(i) is for relief against the Company or any of its Significant Subsidiaries;~~

~~(ii) appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or~~

~~(iii) orders the liquidation of the Company or any of its Significant Subsidiaries;~~

~~and the order or decree remains unstayed and in effect for 60 consecutive days; or~~

(d~~h~~) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

Additional copies of this Offer to Purchase may be directed to the Information Agent at the telephone numbers and address listed below. A holder of Notes may also contact such holder’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

The Information Agent and Depositary for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

By Facsimile (Eligible Institutions Only): 781-380-3388 Attention: Dresser, Inc. Confirmation by Telephone: 781-843-1833 ext 200	By Overnight Delivery: 161 Bay State Drive Braintree MA 02184 By Mail or Hand Delivery: P.O. Box 859208 Braintree MA 02185-9208 Attention: Corporate Actions; Dresser, Inc.

Any questions regarding the terms of the Offer may be directed to the Dealer Manager.

The Dealer Manager and Solicitation Agent for the Offer is:

MORGAN STANLEY

1585 Broadway

New York, New York 10036

Attn: Jeremy Warren

U.S. Toll Free: (800) 624-1808

Collect: (212) 761-5746